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                                                                     Exhibit 8.1



                                  STEVENS & LEE
                              LAWYERS & CONSULTANTS

                              111 North 6th Street
                                  P.O. Box 679
                             Reading, PA 19603-0679
                        (610) 478-2000 Fax (610) 376-5610
                               www.stevenslee.com



                                 October 8, 2004

Board of Directors
Sovereign Bancorp, Inc.
1130 Berkshire Boulevard
Wyomissing, PA 19610

Re:    Merger of Waypoint Financial Corp. with and into Sovereign Bancorp, Inc.

Gentlemen:

         We have been requested to provide this opinion concerning certain matters of U.S. federal income tax law in connection with the proposed merger (the "Merger") pursuant to which Waypoint Financial Corp., a Pennsylvania corporation ("Waypoint"), will merge with and into Sovereign Bancorp, Inc., a Pennsylvania corporation ("Sovereign"). The Merger is further described in and will be in accordance with the Securities and Exchange Commission Form S-4 Registration Statement initially filed by Sovereign on July 27, 2004, and as the same shall be amended (the "S-4 Registration Statement"), and the Agreement and Plan of Merger, dated as of March 8, 2004 between the parties (the "Merger Agreement"). This opinion is being provided solely in connection with the filing of the S-4 Registration Statement with the Securities and Exchange Commission with respect to the Merger.

         The Merger is structured, and will be completed, as a statutory merger of Waypoint with and into Sovereign, with Sovereign surviving the Merger, for the consideration payable to Waypoint shareholders as described in Section 1.02 of the Merger Agreement, all pursuant to the applicable corporate law of the Commonwealth of Pennsylvania. Except as otherwise indicated, capitalized terms used herein have the meanings set forth in the Merger Agreement.

         We have acted as counsel to Sovereign in connection with the Merger. As such, and for purposes of providing this opinion, we have examined and are relying upon (without any independent verification or review thereof) the truth and accuracy, at all relevant times, of the factual statements, representations and assumptions contained in the following documents (including all schedules and exhibits thereto):

         1. the S-4 Registration Statement, as amended;

         2. the Merger Agreement;




 Philadelphia o Reading o Valley Forge o Lehigh Valley o Harrisburg o Lancaster
   Scranton o Wilkes-Barre o Princeton, NJ o Cherry Hill, NJ o Wilmington, DE


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                                  STEVENS & LEE
                              LAWYERS & CONSULTANTS

Board of Directors
October 8, 2004
Page 2

         3. the Officers' Certificates annexed hereto; and

         4. such other instruments and documents related to Sovereign, Waypoint and their affiliated companies as we have deemed necessary or appropriate.

         In addition, in connection with providing this opinion, we have assumed (without any independent investigation thereof) that:

         1. original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents; and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

         2. any factual representation or statement referred to above made "to the best of knowledge" or otherwise similarly qualified is correct without such qualification, and all factual statements and representations, whether or not qualified, are true and will remain true through the Effective Time and thereafter where relevant;

         3. the Merger will be consummated pursuant to the Merger Agreement; and

         4. at all relevant times prior to and including the Effective Date, (i) no outstanding indebtedness of Waypoint has represented or will represent equity for tax purposes; (ii) no outstanding equity of Waypoint has represented or will represent indebtedness for tax purposes; and (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains or represents either a right to acquire Waypoint capital stock or to share in the appreciation thereof constitutes or will constitute "stock" for purposes of Section 368(c) of the Code.

         Based on the foregoing, and subject to the qualifications and assumptions set forth herein, and assuming the Merger is consummated in accordance with the provisions of the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof), the statements of law and legal conclusions in our discussion set forth in the S-4 Registration Statement, under the heading "Material Federal Income Tax Consequences," constitute our opinion.

         Our opinion set forth above is based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the "Service") and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the U.S. federal income tax laws.


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                                  STEVENS & LEE
                              LAWYERS & CONSULTANTS

Board of Directors
October 8, 2004
Page 3

         As you are aware, no ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusion regarding of the application of existing U.S. federal income tax law to the instant transaction. If the facts vary from those relied upon (or if any factual aspect of any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable in whole or in part. You should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

         This opinion is being delivered to, and for the benefit of, the Board of Directors of Sovereign and the shareholders of Sovereign and Waypoint in order to express our opinion as to the material federal income tax consequences of the Merger. It may not be relied upon or utilized for any other purpose (including, without limitation, satisfying any closing conditions in the Merger Agreement) or by any other person or entity, and, except as required by law, it may not be made available to any other person or entity, without our prior written consent. We do, however, consent to the filing of this opinion as an exhibit to the S-4 Registration Statement and to the use of our name in the S-4 Registration Statement wherever it appears. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

                                            Very truly yours,

                                            /s/ Stevens & Lee, P.C.
                                            ---------------------------------
                                            STEVENS & LEE, P. C.